Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

VERINT SYSTEMS INC.

WHITE ACQUISITION CORPORATION

AND

WITNESS SYSTEMS, INC.

Dated as of February 11, 2007

Table of Defined Terms

TERMS	SECTION
Acquisition Proposal	6.1(f)
Acquisition Sub	Introductory Statement
Affiliate	3.2(c)
Agreement	Introductory Statement
Alternative Acquisition Agreement	6.1(c)
Antitrust Laws	6.5(b)
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.2
Buyer	Introductory Statement
Buyer Common Stock	2.3(b)(ii)
Buyer Employee Plan	6.10
Buyer Material Adverse Effect	4.1
Certificate	2.2(b)
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Commitment Letters	4.6(c)
Company	Introductory Statement
Company Adverse Recommendation Change	6.1(c)
Company Adverse Recommendation Notice	6.1(c)
Company Balance Sheet	3.5(b)
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Common Stock	2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company ESPP	2.3(g)
Company Insiders	6.9(b)
Company Intellectual Property	3.10(a)
Company IP Agreements	3.10(c)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Meeting	3.4(d)
Company Preferred Stock	3.2(a)
Company Permits	3.16
Company Registered Intellectual Property	3.10(e)
Company Rights	2.1(b)
Company Rights Plan	2.1(b)
Company Rights Plan Amendment	3.21
Company SEC Reports	3.5(a)

TERMS	SECTION
Company Software	3.10(a)
Company Source Code	3.10(a)
Company Stock Options	2.3(a)
Company Stock Plans	2.3(b)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	6.2(a)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Continuing Employees	6.10
Conversion Ratio	2.3(b)
Current D&O Insurance	6.7(c)
Debt Commitment Letter	4.6(b)
Debt Financing	4.6(b)
DGCL	Recitals
Dissenting Shares	2.4(a)
DOJ	6.5(b)
Effective Time	1.1
Employee Benefit Plan	3.14(a)
Encumbrance	3.10(a)
Environmental Law	3.13(b)
Equity Commitment Letters	4.6(c)
Equity Financing	4.6(c)
Equity Investor	4.6(c)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(c)
Exchange Fund	2.2(a)
Financing	4.6(c)
FTC	6.5(b)
GAAP	3.5(b)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(c)
HSR Act	3.4(c)
Indemnified Parties	6.7(a)
Intellectual Property	3.10(a)
Interim Period	5.1
IRS	3.8(b)
Knowledge	9.13
Laws	3.15
Lenders	4.6(b)
Liens	3.4(b)
Material Subsidiary	3.3(a)
Maximum Premium	6.7(c)
Merger	Recitals

TERMS	SECTION
Merger Consideration	2.1(c)
Non-U.S. Benefit Plans	3.14(i)
Ordinary Course of Business	3.2(e)
Outside Date	8.1(b)
Paying Agent	2.2(a)
Person	2.2(b)
Policies	3.18
Proxy Statement	3.5(c)
Release	3.13(d)(ii)
Reporting Tail Endorsement	6.7(c)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
Restricted Shares	3.2(b)
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(d)
Section 16 Information	6.9(b)
Securities Act	3.2(c)
Shares	2.1(b)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	1.2
Tax Returns	3.8(a)
Taxes	3.8(a)
Termination Fee	8.3(b)(iii)
Third Party Intellectual Property	3.10(a)
UK Filing	6.5(b)
Unvested Company Stock Option	2.3(b)
Vested Company Stock Option	2.3(a)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 11, 2007, among Verint Systems Inc., a Delaware corporation (the “Buyer”), White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and Witness Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of the Buyer, the Acquisition Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Buyer to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, it is intended that the Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); (iii) declared the advisability of this Agreement; and (iv) resolved to recommend that the holders of the shares of Company Common Stock adopt this Agreement.

NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Buyer, the Acquisition Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, the Merger shall become effective upon the filing of a certificate of merger, which shall be jointly prepared by the Buyer and the Company prior to the Closing and which shall be in such form as is required by, and which shall be executed by, the Company in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 12 noon, Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Jones Day, 222 East 41st Street, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed. At the Closing, each party shall deliver the agreements, certificates and instruments required by the terms of this Agreement to be delivered by it, and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effect the Merger.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Acquisition Sub shall cease and the Acquisition Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety in a manner mutually agreed by the parties hereto consistent with Section 6.7, until further amended in accordance with the DGCL. In addition, the Buyer shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Acquisition Sub therein shall be changed to refer to the name of the Company and such bylaws shall otherwise be consistent with Section 6.7, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors of the Surviving Corporation. The directors of the Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Acquisition Sub:

(a) Capital Stock of the Acquisition Sub. Each share of the common stock of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) including the associated Preferred Stock Purchase Rights (the “Company Rights” and, together with the Company Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of October 25, 2002, between the Company and SunTrust Bank (the “Company Rights Plan”) that are owned by the Company as treasury stock and all Shares held by any wholly owned Subsidiary of the Company, the Buyer, the Acquisition Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $27.50 (less applicable withholding Taxes) in cash (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding Shares for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding Shares (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Buyer. Any net profit resulting from, or interest or income produced by, such Exchange Fund will be payable to the Buyer or as the Buyer otherwise directs and any loss resulting from the investment of such Exchange Fund shall be borne by the Buyer and shall not diminish any amount payable by the Buyer in exchange for the Shares pursuant to this Agreement.

(b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented outstanding Shares (each, a “Certificate”) entitled to receive Merger Consideration pursuant to Section 2.1(c) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger

Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid, promptly in exchange therefor, cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of the Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.2(d), if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration, without interest. Any amount remaining unclaimed by such holders at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Buyer free and clear of any and all claims or interests of any Person previously entitled thereto.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares and/or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Buyer or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented thereby pursuant to this Agreement.

(h) Expenses. The Buyer or the Acquisition Sub shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Shares.

2.3 Company Stock Plans.

(a) Cash-Out of Vested Company Stock Options at Spread. Immediately after the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Stock Options”) that is vested in accordance with its terms at the Effective Time (each a “Vested Company Stock Option”) shall, to the extent so vested, without any action on the part of the Company or the holder of such option, automatically be cancelled and exchanged for a cash payment by the Buyer or the Acquisition Sub (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Vested Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Vested Company Stock Option is vested and exercisable immediately prior to the Effective Time.

(b) Assumption of Unvested Company Stock Options. At the Effective Time, each outstanding Company Stock Option that is unvested in accordance with its terms at the Effective Time (each an “Unvested Company Stock Option”) shall, without any action on the part of the Company or any holder of such options, automatically be assumed by the Buyer together with all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) insofar as they relate to outstanding Unvested Company Stock Options, and each option so assumed shall, without any action on the part of the Company or the holder of such option, to the extent so unvested, automatically become an option to acquire, on the same terms and conditions as were applicable under the Unvested Company Stock Option immediately prior to the Effective Time, a number of shares of common stock, $0.01 par value per share, of the Buyer (“Buyer Common Stock”) determined as follows:

(i) the number of shares of Buyer Common Stock subject to each Company Stock Option assumed by the Buyer shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Unvested Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Buyer Common Stock; and

(ii) the per share exercise price for the Buyer Common Stock issuable upon exercise of each Unvested Company Stock Option assumed by the Buyer shall be determined by dividing the per share exercise price of Company Common Stock subject to such Unvested Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent.

The “Conversion Ratio” means the quotient of Merger Consideration per Share, divided by the average of the closing sale prices of a share of Buyer Common Stock as reported on The Nasdaq National Market for each of the twenty (20) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Buyer Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate to reflect such occurrence. Any restriction on the exercise of any Unvested Company Stock Option assumed by the Buyer shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Unvested Company Stock Option, in each case except to the extent otherwise provided in any Company Stock Plan or any stock option or other agreement between the holder of an Unvested Company Stock Option and the Company. Nothing herein shall be construed to prohibit the Buyer from adjusting the conversion described in this subsection (b) by modifying the exercise price per share of Buyer Common Stock, and taking such actions, in each case, as may be necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of the Unvested Company Stock Options.

(c) Notification. Within five (5) Business Days following the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Stock Options, as provided in this Section 2.3.

(d) Action by Buyer. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective time, the Buyer shall take all corporate action necessary to reserve for issuance under the Company Stock Plans a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Unvested Company Stock

Options assumed in accordance with this Section 2.3. As soon as reasonably practicable following the Effective Time (and in any event not later than twenty (20) days after the Buyer becomes eligible to register securities on Form S-8 (or any successor form)), the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(e) Action by the Company. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of the Company Stock Options to permit the foregoing and to provide that with respect to the Company ESPP (i) participants thereunder may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no purchase period will be commenced after the date of this Agreement, and (iii) the amount of each participant’s accumulated contributions under the Company ESPP as of immediately prior to the Effective Time shall be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f) Withholding Taxes, Consents Required. All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest.

(g) Termination of Company ESPP. The Company shall terminate its Amended and Restated Employee Stock Purchase Plan, as amended (the “Company ESPP”), in accordance with its terms as of or prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who did not vote in favor of the Merger and who is entitled to demand and has made a proper demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted pursuant to Section 262 of the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not waive any failure by a holder of shares of Company Common Stock to timely comply with the requirements of the DGCL to perfect or demand appraisal rights pursuant to this Section 2.4 or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Acquisition Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and Acquisition Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) to the extent that such exceptions and disclosures specifically relate to, or it is reasonably apparent on their face that such disclosures and exceptions relate to, such Section of Article III below, and except further that no representation or warranty is made as to the effects of (or the potential future effects or changes that could reasonably be expected to result from or to occur in) the matters disclosed in the Forepart of the Company Disclosure Schedule.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, effect, or development that has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that none of the following, and no change, event, circumstance, effect or development resulting or arising from any of the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) economic factors generally affecting the national, regional or world economy to the extent that such factors do not have a materially disproportionate affect on the

Company or its Subsidiaries as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate;

(b) factors generally affecting the industries or markets in which either the Company or any of its Subsidiaries operates to the extent that such factors do not have a materially disproportionate affect on the Company or its Subsidiaries as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate;

(c) actions required by the parties pursuant to this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations of orders for products or losses of employees, provided, that, such actions would not result in a breach of the representations and warranties set forth in Section 3.4(b) and Section 3.4(c);

(d) any matters relating to or arising out of the matters described in the Forepart of the Company Disclosure Schedule or any of the proceedings, investigations, inquiries and claims regarding the Company’s option grant practices described in Section 3.12 of the Company Disclosure Schedule, as well as any other matters relating to or arising out of the option grant practices that are the subject matter of such proceedings, investigations, inquiries or claims;

(e) any change in Law, rules or regulations;

(f) any change in generally accepted accounting principles or the interpretation thereof;

(g) any action required to be taken pursuant to or in accordance with this Agreement (including Section 6.5) or at the request of the Buyer;

(h) any fees or expenses incurred in connection with the negotiations leading to, or the transactions contemplated by, this Agreement;

(i) any failure by the Company to meet any projections, guidance, estimates, or forecasts for or during any period ending (or for which results are released) on or after the date hereof;

(j) any stockholder litigation arising from or relating to the Agreement or the Merger;

(k) any decline in the price of the Company Common Stock in and of itself (but not the underlying reasons for the decline thereof); or

(l) any outbreak or escalation of war, terrorism or armed conflict that directly or indirectly affects the business of the Company or its Subsidiaries, to the extent that such outbreak or escalation does not have a materially disproportionate affect on the Company and its Subsidiaries, taken together as a whole, as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock, of which, as of January 31, 2007, 34,149,619 shares were issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”), of which, as of January 31, 2007, no shares were issued and outstanding. The rights and privileges of the Company Common Stock and Company Preferred Stock are as set forth in the Company’s certificate of incorporation.

(b) Set forth in Section 3.2(b) of the Company Disclosure Schedule is a complete and accurate list, as of February 2, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the reported date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger; and (iii) all outstanding awards under any Company Stock Plan of shares of Company Common Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company (such shares, “Restricted Shares”), indicating with respect to each such award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock covered thereby, the repurchase price relating thereto, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all (x) Company Stock Plans, (y) forms of stock option agreements evidencing Company Stock Options, and (z) forms of agreements evidencing Restricted Shares.

(c) Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, and (iii) the Company Rights issued and issuable under the Company Rights Plan, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The

Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement, except for Section 4.7, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Company Rights and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business (as defined below). As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. For purposes of this Agreement, the term “Material Subsidiary” shall mean each of the Subsidiaries of the Company set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Material Subsidiary.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than five percent (5%) of the outstanding capital of such company, to the extent disclosed in Section 3.3(d) of the Company Disclosure Schedule.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) unanimously determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of Buyer and Acquisition Sub in Section 4.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the

Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of Buyer and Acquisition Sub in Section 4.5, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) Except as described in Section 3.5(a) of the Company Disclosure Schedule, the Company has filed or furnished all registration statements, forms, reports, schedules, certifications and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Reports”). Except as described in Section 3.5(a) of the Company Disclosure Schedule, the Company SEC Reports (as amended, supplemented and restated by Company SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) (i) complied (at the time filed) or will comply (when filed) as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not (at the time they were filed) or will not (at the time they are filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.

(b) Except as described in Section 3.5(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (as amended, supplemented and restated by Company SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with

United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which has been or will be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The consolidated unaudited balance sheet of the Company as of September 30, 2006 is referred to herein as the “Company Balance Sheet.”

(c) The proxy statement to be filed by, and sent to the stockholders of, the Company in connection with the Company Meeting (the “Proxy Statement”) will comply as to form in all material respects with the requirements of the Exchange Act. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement, on the respective dates the Proxy Statement is filed with the Commission and on the date it is first published, sent or given to stockholders of the Company and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation or warranty concerning any information supplied by the Buyer or the Acquisition Sub for inclusion in the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) Except as described in Section 3.5(d) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since January 1, 2004 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) The Company maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s principal executive officer and its principal financial officer have disclosed, to the extent known to them and based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq National Market.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise and whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect and have not been any events, changes, occurrences, or state of facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and each of its Subsidiaries has filed with the appropriate taxing authority all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns and all Taxes due and payable by it, and has timely withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except as would not reasonably be expected to have a Material Adverse Effect. The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Taxes (other than any reserve for deferred Taxes to reflect book/timing differences) set forth on the face of the financial statements included in the Company SEC Reports (other than any notes thereto), as adjusted through the Closing Date in accordance with past custom and practice. For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.

(b) The Company has made available to the Buyer correct and complete copies of all federal and material state and foreign income Tax Returns and any associated examination reports, statements of deficiencies, ruling requests, private letter rulings, closing agreements, settlement agreements and similar documents filed, assessed against or agreed or received by the Company or any of its Subsidiaries since January 1, 2004. The federal and material state, local and foreign income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or other applicable taxing authority or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, has been threatened and which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, other than extensions which are no longer in effect.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or any similar provision of Law in any jurisdiction; (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract or otherwise; (iii) is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code; (iv) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code; (v) is party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), or a transaction that is substantially similar to a “listed transaction”; (vi) has executed any closing agreement pursuant to Section 7121 of the Code, or any corresponding or similar provision of state, local or foreign income Tax Law, that relates to the assets or operations of the Company or any of its Subsidiaries that will be applicable to periods following the Closing; or (vii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) except to the extent required by the consummation of the transactions provided for in this Agreement.

3.9 Real Property.

(a) None of the Company or any of its Subsidiaries owns or, in the past five years, has owned any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries where such lease, sublease or license is material to the financial condition of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer complete and accurate copies of all Company Leases. Each of the Company and its Subsidiaries enjoys peaceable and undisturbed possession under all Company Leases in all material respects.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off the shelf software programs), the absence of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement: the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials; the term “Company Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries, and that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; “Company Software” means all computer software material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; the term “Company Source Code” means, collectively, any human readable Company Software, or any material portion or aspect of human readable Company Software; the term “Encumbrance” means, with respect to any Company Intellectual Property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of Company Intellectual Property; and the term “Third Party Intellectual Property” means any Intellectual Property owned by a third party. that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own all right, title and interest in the Company Intellectual Property, free and clear of all Encumbrances, other than other than nonexclusive object code licenses granted by the

Company or any of its Subsidiaries to their respective customers in the ordinary course of business.

(c) Section 3.10(c) of the Company Disclosure Schedule contains a complete and accurate list of all contracts or other agreements, (i) pursuant to which the Company or any of its Subsidiaries uses or has the right to use any Third Party Intellectual Property or (ii) pursuant to which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Company Intellectual Property, other than nonexclusive object code licenses granted by the Company or any of its Subsidiaries to their respective customers, resellers and/or distributors in the ordinary course of business, (such contracts or other agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of its Subsidiaries has granted any exclusive license under any Company Intellectual Property. There are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements, except where such disputes have not, individually or in the aggregate, had, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) no parties to the Company IP Agreements are in material breach thereof, and (ii) all Company IP Agreements are binding and are in full force and effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will (i) not result in the breach or termination of, or create on behalf of any third party the right to terminate or modify, (ii) (iii) cause any royalties or other payment obligations of the Company or any of its Subsidiaries to become payable pursuant to, or (iv) cause any existing obligation of the Company or any of its Subsidiaries to pay royalties, fees or other payments to increase pursuant to, in each case, under any Company IP Agreement.

(e) To the Company’s Knowledge, all patents, patent applications and registrations for, and applications to register, trademarks, service marks and copyrights which are owned by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Registered Intellectual Property”), are subsisting and have not expired or been cancelled and the Company has in a timely manner made all filings, payments, and recordations and taken all other actions required to obtain and maintain ownership of the Company Registered Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property right of any third party is pending. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(g) None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. Section 3.10(g) of the Company Disclosure Schedule identifies each contract or other agreement pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code, and describes whether the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement, in and of itself, could be expected to result in the release of any Company Source Code from escrow or otherwise require the delivery or licensing of any Company Source Code to any third party. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would, individually or in the aggregate, reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code under such contracts or agreements.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Company Intellectual Property rights, including the Company Source Code and (ii) no current or former employee of, or independent contractor who has worked with, the Company or any of its Subsidiaries has any right or interest in any Intellectual Property right developed or created by such former employee or independent contractor while employed by or working on behalf of the Company or any of its Subsidiaries.

3.11 Contracts.

(a) To the extent not restricted by legal requirements, the Company has made available to the Buyer a copy of each Company Material Contract in effect on the date of this Agreement. As used in this Agreement, “Company Material Contract” means (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than five hundred thousand dollars ($500,000) during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is material to the business currently conducted by the Company and its Subsidiaries, taken as a whole, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, and (iv) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of two hundred thousand dollars ($200,000), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract or other contract to which the Company or any of its Subsidiaries is a party, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of termination or cancellation under any Company Material Contract, received any notice of material breach or material default under any Company Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, in each case that, individually or in the aggregate, would reasonably be expected to result in a material breach of any Material Contract.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or other action, suit, proceeding, claim, arbitration or investigation against, or governmental or regulatory investigation of the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no material injunctions, judgments, orders or decrees outstanding, or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Entity.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are, and have been at all times during the last three (3) years, in compliance with applicable Environmental Laws and neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws and to the Company’s Knowledge, the Company and its Subsidiaries are in compliance with applicable Environmental Laws;

(ii) there have been no Releases of Hazardous Substances from the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), nor were they contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries. “Release” means any release, spilling, emission, leaking, pumping, pouring, injecting, depositing, disposal, discharge, leaching, dumping or migration into the indoor or outdoor environment, including without limitation the movement of Hazardous Substances through ambient air, surface water, groundwater, wetlands, land or subsurface strata;

(iii) there were no Releases of Hazardous Substances from the properties formerly owned or operated by the Company or any of its Subsidiaries, nor were they contaminated with Hazardous Substances, during the period of ownership or operation by the Company or any of its Subsidiaries in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iv) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment except (A) in compliance with law or (B) in any amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law; and

(v) no written notice, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and, to the Company’s Knowledge, no investigation or review is pending or threatened by any Governmental Entity or Person with respect to any alleged material violation of any Environmental Law or any use, possession, generation, treatment, storage, recycling, transportation, or disposal of Hazardous Substances at any properties currently owned or operated by the Company and its Subsidiaries or any other site by or on behalf of the Company or any Subsidiary in connection with its business. Nor is the Company or any of its Subsidiaries subject to any indemnity agreement with any third party addressing liability under Environmental Law.

(b) For purposes of this Agreement, the term “Environmental Law” means any Law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Section 3.12, 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not expired), that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholder, director or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other post-employment welfare benefits to any Person, except as required by applicable Law.

(i) (A) All employee pension plans and other benefit plans, agreements or arrangements maintained primarily for the benefit of employees of the Company principally employed in jurisdictions other than the United States of America (the “Non-U.S. Benefit Plans”) have been maintained in all material respects in accordance with their terms and all applicable legal requirements, (B) if any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Benefit Plan meets in all material respects all requirements to the extent necessary to obtain such treatment, and (C) neither the Company nor any Company Subsidiary maintains any Non-U.S. Benefit Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles.

3.15 Compliance With Laws. The Company and each of its Subsidiaries are (and since January 1, 2002 have been) in compliance with, and are not in violation of, any applicable Law, regulation, statute, ordinance, code, rule, regulation, decree, or order of any Governmental Entity (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2002 neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in material compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

3.16 Permits. The Company and each of its Subsidiaries hold (and since January 1, 2002 have held) all permits, licenses, franchises, certificates, approvals and authorizations from

Governmental Entities required to lawfully conduct their businesses, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are (and since January 1, 2002, have been) in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any material Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

3.17 Labor Matters. Neither the Company nor any of its Subsidiaries has recognized any labor union, nor has any labor organization been elected as the collective bargaining agent of any employee, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employee in his or her capacity as an employee of the Company. To the Company’s Knowledge, there is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or threatened, nor to the Company’s Knowledge have there been any attempts to organize the employees of the Company within the past three (3) years. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there is no picketing pending or threatened, nor, to the Company’s Knowledge any labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (the “Policies”). The Policies are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries is in material breach or material default of the terms of any Policy, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or lapse of time, would constitute a material breach or material default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

3.19 Opinion of Financial Advisor. The financial advisor of the Company, Goldman Sachs, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which has been provided to Buyer.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Buyer and Acquisition Sub in Section 4.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21 Company Rights Plan. The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Buyer (the “Company Rights Plan Amendment”), and taken all other action necessary or appropriate so that the entering into of this Agreement does not and will not result in the ability of any Person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Goldman Sachs, whose fees and expenses shall be paid by the Company. Section 3.22 of the Company Disclosure Schedule describes all fees payable to Goldman Sachs in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION SUB

The Buyer and the Acquisition Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Buyer and the Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Acquisition Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Acquisition Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Acquisition Sub and constitutes the valid and binding obligation of each of the Buyer and the Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Acquisition Sub do not, and the consummation by the Buyer and the Acquisition Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Buyer or the Acquisition Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Acquisition Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Acquisition Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Acquisition Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Acquisition Sub in connection with the execution and delivery of this Agreement by the Buyer or the Acquisition Sub or the consummation by the Buyer or the Acquisition Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which would not reasonably be expected to have a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Litigation. As of the date of this Agreement, there is no action, suit proceeding, claim, arbitration or investigation pending and of which the Buyer or the Acquisition Sub has been notified or, to the Buyer’s Knowledge, threatened against the Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

4.5 Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Financing.

(a) At the Closing, the Buyer and the Acquisition Sub will have available all the funds necessary to purchase all the Shares pursuant to the Merger and to pay all fees and expenses payable by the Buyer or the Acquisition Sub related to the transactions contemplated by this Agreement.

(b) The Buyer and the Acquisition Sub have received a commitment letter dated February 11, 2007 (the “Debt Commitment Letter”) from Lehman Brothers Inc. and certain of its affiliates, together with certain other financial institutions (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The financing contemplated by the Debt Commitment Letter (or any replacement thereof permitted under Section 6.11(a)) is referred to in this Agreement as the “Debt Financing”.

(c) The Buyer has received an equity commitment letter dated February 11, 2007 (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from Comverse Technology, Inc. (“Equity Investor”) relating to the commitment of the Equity Investor to provide cash equity investments required to consummate the Merger on the terms contemplated by this Agreement and to pay related fees and expenses. The cash equity investments contemplated by the Equity Commitment Letter is referred to herein as the “Equity Financing”; the Equity Financing, together with the Debt Financing, is collectively referred to as the “Financing”. Complete and correct copies of the executed Commitment Letters have been provided to the Company.

(d) The proceeds of the Financing, when funded in accordance with the Commitment Letters (or any replacement thereof permitted under Section 6.11(a)) and taken together with available cash of the Company and the Buyer, will provide the Acquisition Sub with sufficient cash at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

(e) The Commitment Letters are, as of the date of this Agreement, and (subject to the Buyer’s rights under Section 6.11(a) with respect to amendments, modifications and/or replacement thereof) will be, at all times until replaced by the definitive agreements contemplated thereby, valid, binding and in full force and effect and no event within the direct or indirect control of the Buyer or the Acquisition Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an incurable failure to satisfy a condition precedent on the part of the Buyer or the Acquisition Sub under the terms and conditions of the Commitment Letters.

4.7 Ownership of Company Common Stock. Neither the Buyer nor any of the Buyer’s “Affiliates” or “Representatives” (a) is an “interested stockholder” of the Company or (b) directly or indirectly “owns,” or at any time during the three-year period prior to the date of this Agreement, has owned, whether directly or indirectly, (i) any shares of Company Common Stock, whether beneficially, of record or otherwise, or (ii) any securities, contracts or obligations convertible into or exercisable for such stock, taking the terms in quotation marks in the meanings defined in Section 203 of the DGCL.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, (w) act and carry on its business in the Ordinary Course of Business, (x) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees and (z) use its commercially reasonable efforts to keep in full force and effect all Policies maintained by the Company and its Subsidiaries, other than changes to such Policies made in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Interim Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (and corresponding Company Rights) (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (and corresponding Company Rights) (i) upon the exercise of Company warrants described in Section 3.2(c) of the Company Disclosure Schedule, (ii) upon the exercise of Company Stock Options outstanding on the date of this Agreement or (iii) pursuant to the Company ESPP;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) except as described in Section 3.2(d) of the Company Disclosure Schedule, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries with a fair market value in excess of $500,000 in the aggregate other than in the Ordinary Course of Business;

(f)(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its Subsidiaries, other than as set forth in Section 5.1(g) of the Company Disclosure Schedule;

(h) make any material changes in financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i) make, change or revoke any material Tax election unless required by Law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future, or materially amend any Tax Return, or make any material change to its method of reporting income, deductions or other Tax items for Tax purposes;

(j) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses to employees for the Company’s 2006 fiscal year, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on sixty (60) days’ or less notice without either a penalty or a termination payment or unless otherwise required by Law); (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase up to 2,000,000 shares in the aggregate of Company Common Stock provided that such grants are made in accordance with the January 2007 Option Program Overview and Summary made available to the Buyer and consistent with past practice but shall not include a single or double trigger acceleration provision in connection with a change of control of the Company, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(k) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(l)(A) enter into, terminate or amend any Material Contract in a manner material and adverse to the Company, other than in the Ordinary Course of Business, (B) enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) enter into, renew or amend any Material Contract (other than a customer contract) with a term in excess of one year that is not terminable on no more than thirty (30) days prior written notice without material liability or financial obligation, (D) amend or modify the engagement letter with Goldman Sachs, (E) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement, or (F) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(m) settle or compromise any pending litigation for an amount in excess of $750,000, individually or in the aggregate or settle or compromise any material litigation, proceeding or investigation, except where the failure to settle or compromise such litigation, in the good faith judgment of the Board of Directors of the Company, would violate, or would be reasonably expected to violate, the fiduciary duties of the Board of Directors to the Company and its stockholders; provided, however that in each such case, the Company will provide the Buyer with prior written notice in advance of any such settlement.

(n) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than pursuant to Section 5.1(m) and other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims, or obligations reflected or reserved against in the Company Balance Sheet or the notes thereto or incurred since the date of the Company Balance Sheet in the Ordinary Course of Business; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Confidentiality and Non-disclosure Agreement, dated as of January 14, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, from the date hereof until the termination of this Agreement in accordance with the terms hereof, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to any Acquisition Proposal or in respect of any such inquiry; or (iii) enter into any agreement related to any Acquisition Proposal or resulting from any such inquiry other than confidentiality agreements required by the proviso below. Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Stockholder Approval, (x) in response to an unsolicited, bona fide Acquisition Proposal that did not result from a breach of this Section 6.1 and that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would be reasonably likely to constitute, a Superior Proposal, and (y) if the Company Board otherwise determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be likely to result in a breach by the Company’s directors of their fiduciary duties to the Company or its stockholders, and subject in each case to compliance with Section 6.1(c), the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), after providing Buyer with not less than 48 hours’ written notice of its intention to take such actions (A) furnish information with respect to the Company to any Person (and the Representatives of such Person) making an Acquisition Proposal or an inquiry (provided, that such Person has entered into a confidentiality agreement with the Company with confidentiality provisions in favor of the Company that are not materially less favorable to the Company than the Confidentiality Agreement and that expressly permits disclosure of the identity of the bidder and the material terms of such inquiry or Acquisition Proposal), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals with such Person and its Representatives regarding any such Acquisition Proposal or inquiry and (C) amend, or grant a waiver or release under, any standstill or similar agreement with such Person or with Buyer. The Company shall provide the Buyer with a complete and correct copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) Status of Discussions. In addition to the other obligations of the Company set forth in this Section 6.1, the Company (i) shall promptly advise the Buyer, orally and in writing, and in no event later than 24 hours after receipt thereof, of any proposal, offer or inquiry received by, any request for information from, or any contact seeking to initiate or continue discussions or negotiations with, the Company in respect of any Acquisition Proposal; and (ii) shall, in any such notice to the Buyer, indicate the identity of the Person making such proposal, offer, inquiry or other contact (and provide copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request in each case to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof) and the material terms and conditions of any proposals or offers or the nature of any such proposals or offers or the nature of any such inquiries, requests or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter promptly keep the Buyer fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof, the Company shall provide the Buyer with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

(c) No Change in Recommendation or Alternative Acquisition Agreement. From the date hereof until the termination of this Agreement in accordance with the terms hereof, the Company Board shall not, except as permitted by this Section 6.1, (i) withhold, withdraw or modify, in a manner adverse to the Buyer, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, or cause the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and except as otherwise permitted by this Section 6.1); and (iii) adopt, approve or recommend any Acquisition Proposal (any action described in clauses (i) or (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement (but subject to the next sentence), the Company or the Company Board may take any action otherwise prohibited by this Section 6.1(c) if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable Law or that failure to take such action could violate their fiduciary duties to the Company or its stockholders; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until the third Business Day following the Company’s delivery to Buyer of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising the Buyer that the Company Board intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). However, the Company Board shall nevertheless not make such an Adverse Recommendation Change, unless, (x) the Company notifies the Buyer in writing at least three Business Days (or such lesser period as is reasonably practicable if less than three Business Days remain before the Company Stockholders Meeting) before taking that action, of its intention to make an Adverse

Recommendation Change and attaching the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the offeror (to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof), and (y) the Buyer does not propose, within three Business Days (or such lesser period as specified above) after delivery by the Company of that written notification, such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation to its stockholders without an Adverse Recommendation Change.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to any tender offer contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable Law or would create a material risk of a breach by the Company’s directors of their fiduciary duties to the Company’s stockholders or (iii) furnishing a copy of or excerpts from this Agreement to any third party (or its representatives) that makes an Acquisition Proposal or that makes an inquiry that could lead to an Acquisition Proposal.

(e) Cessation of Ongoing Discussions. Promptly following the execution and delivery of this Agreement by the parties, the Company shall, and shall direct its Representatives to, cease, terminate and discontinue immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly following the execution of this Agreement, the Company will request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of the Company to all Persons who have had discussions or negotiations or who have entered into confidentiality agreements relating to an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) with respect to any of the following transactions (in each case other than a transaction contemplated by this Agreement): (i) a merger, consolidation, dissolution, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, (ii) any direct or indirect acquisition (whether in a single transaction or series of transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s earnings on a consolidated basis are attributable, (iii) any direct or indirect acquisition (whether in a single transaction or series of transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, or (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) or more of any class of equity securities of the Company.

“Superior Proposal” means any bona fide written proposal, obtained after the date hereof, made by a third party and not in material breach of this Agreement (provided that any breach of Section 6.1(a) or 6.1(b) shall be deemed material for these purposes unless, in the case of a breach of Section 6.1(b), the failure to promptly advise the Buyer shall have been cured within 24 hours) to acquire more than fifty percent (50%) of the equity securities of the Company or more than fifty percent (50%) of the consolidated total assets of the Company and its Subsidiaries, which is not subject to a financing contingency (i) on terms which the Company Board determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (including any offer by the Buyer to amend the terms of this Agreement, which offer is not revocable for at least three (3) Business Days) and (ii) which the Company Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Company Stockholder Approval; Proxy Statement.

(a) Company Stockholder Meeting. The Company, in cooperation with the Buyer and acting through the Company Board, shall, promptly following the date of this Agreement, take all actions in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company (the “Company Board Recommendation”) and include the Company Board Recommendation in the Proxy Statement. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board Recommendation or such Company Board’s or such committee’s approval of this Agreement or the Merger.

(b) Proxy Statement. In connection with the Company Stockholders Meeting, the Company, in cooperation with the Buyer, shall, promptly following the date of this Agreement, prepare and file with the SEC the Proxy Statement. The Company shall promptly respond to any comments of the SEC or its staff and, to the extent practicable, consult with the Buyer in the preparation of such responses, and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, and shall give the Buyer an opportunity to review and comment on the Company’s responses thereto to the extent practicable, and thereafter supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company and the Buyer shall use commercially reasonable efforts to cause all documents that the Company is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(c) Voting of Shares. The Buyer shall cause all shares of Company Common Stock (if any) owned by the Buyer or the Acquisition Sub to be voted in favor of the adoption of this Agreement.

6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. During the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours, to all of its properties, books, contracts, commitments, personnel and records (including Tax Returns and, to the extent permitted by the Company’s independent auditors, following the use by the Company of commercially reasonable efforts to cause such permission to be granted, workpapers of the Company’s independent auditors), officers, employees, accountants, counsel, financial advisors and other Representatives as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing and notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to permit any inspection or other access, or to disclose any information or documents, that in the good faith judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties; (ii) violate any obligation of the Company with respect to confidentiality (including any documents and information described in the Company Disclosure Schedule whose disclosure is prohibited by the terms of a confidentiality agreement with a third party in effect on the date of this Agreement); (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; or (iv) violate any legal requirement. All information obtained by the Buyer and its representatives pursuant to this

Section 6.4 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement.

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company, the Buyer and the Acquisition Sub shall each use its best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company, the Buyer or any of their respective Subsidiaries (including the Acquisition Sub) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and any other applicable Antitrust Law, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Buyer and the Acquisition Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company, the Buyer and the Acquisition Sub shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Buyer and the Acquisition Sub shall, as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form for the transactions contemplated hereby, and any supplemental information requested in connection therewith pursuant to the HSR Act, and all other filings under any applicable antitrust, competition, merger clearance or similar Laws (collectively “Antitrust Laws”) as may be required, in addition to any voluntary filing in the United Kingdom (the “UK Filing”). None of the parties hereto will make any non-mandatory foreign antitrust filing other than the UK Filing which the parties hereby agree to make as promptly as practicable following the execution and delivery of this Agreement, without the prior written consent of the other parties hereto, which consent will, in all instances, not be unreasonably withheld, delayed or conditioned. The Buyer shall pay the filing fees associated with all filings under Antitrust Laws made in connection with the transactions contemplated by this Agreement. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of, and shall request early termination of the waiting period (if applicable) under, the Antitrust Laws. The Buyer, Acquisition Sub and the Company shall furnish, and shall cause their respective Affiliates to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, presentation or submission that is necessary under any applicable Antitrust Law. Each party shall, and shall cause its Affiliates to (i) promptly notify the other party of (and, at the other party’s reasonable request, supply to such other party’s counsel) any communication (or other correspondence or memoranda) to that party or its counsel from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not participate in any substantive meeting or discussion with any Governmental Entity unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; (iii) furnish the other party’s counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between the party and the Governmental Entity, except that any materials concerning valuation of the transactions contemplated by this Agreement or internal financial information may be redacted; (iv) furnish to the other party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary with any Governmental Entity; and (v) permit the other party’s counsel to review in advance and, consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Entity.

(c) The Buyer and the Acquisition Sub shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyer or, effective as of and after the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), which would have the effect of preventing or delaying the Effective Time beyond the Outside Date; provided, that the Buyer shall not be obligated to take any of the foregoing actions if doing so would reasonably be likely to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For the avoidance of doubt, subject to the final proviso in the preceding sentence, each of the Company and the Buyer shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition Law or regulation would preclude consummation of the Merger by the Outside Date, provided that in the case of clauses (i) through (iii) above, the parties shall not be required to take any such action if it has received the advice of outside counsel that such action does not have a reasonable probability of success.

(d) Except as otherwise expressly provided herein, each of the Company, the Buyer and the Acquisition Sub shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, the absence of which would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect or to prevent the consummation of the Merger.

6.6 Public Disclosure. Except as may be required by Law or stock market regulations, (a) the initial press release announcing the execution of this Agreement shall be jointly issued and shall be in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Acquisition Sub and (except in furtherance of actions permitted by Section 6.1 or as required by Law) the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7 Indemnification.

(a) From and after the Effective Time, the Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, legislative or investigative (whether internal or external), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the full extent required or permitted by the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other agreements currently in effect. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such Indemnified Party shall have provided an undertaking, to the extent required by the DGCL, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.

(b) From and after the Effective Time, the Buyer will (and will cause the Surviving Corporation and its Subsidiaries to) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any Person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or the Buyer, as applicable, a written notice asserting a claim for indemnification under this section, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from and after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six (6) times the last annual premium for Current D&O Insurance for such Reporting Tail Endorsement, in which case, provided that the Buyer causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Buyer shall be relieved from its obligations under the preceding two sentences of this Section 6.7(c).

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) The Company will use commercially reasonable efforts to cause each officer or director of the Company and each of its Subsidiaries to enter into an agreement or amendment to an existing agreement providing for reasonable cooperation by such Person in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company or its Subsidiaries that relates to events, occurrences or conduct occurring or claimed to have occurred during the period of such Person’s association with the Company in a form reasonably satisfactory to the Buyer.

6.8 Notification of Certain Matters. During the Interim Period, the Buyer and the Acquisition Sub shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer and the Acquisition Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and Acquisition Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) receipt of any notice from any third party or Governmental Entity alleging that the consent of such third party or Governmental Entity is or may be required in connection with the transactions contemplated by this Agreement, (d) any material claims, actions, proceedings or governmental investigations commenced or, to its Knowledge, threatened, related to the transactions contemplated by this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9	Exemption from Liability under Section 16(b).

(a) The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Buyer Common Stock in connection with the Merger, which shall be provided by the Company to the Buyer at least 10 Business Days prior to the Closing. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

6.10 Employee Benefits and Service Credit. From and after the Effective Time, the Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide employees of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), until the first anniversary of the Effective Time, health and welfare benefits that are reasonably comparable, in the aggregate, to, at the election of the Buyer, either those provided by the Company and its Subsidiaries immediately prior to the Effective Time or those provided to similarly situated employees of the Buyer and its Subsidiaries from time to time under the Buyer Employee Plans (as defined below). Following the Effective Time, the Buyer will give Continuing Employees full credit for prior service with the Company or its Subsidiaries for purposes of (w) eligibility and vesting under any Buyer Employee Plans, and (x) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employees are otherwise eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on medical benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.11 Financing.

(a) The Buyer and the Acquisition Sub will use their best efforts to obtain the proceeds of the Financing, including using their best efforts to (A) consummate the Financing contemplated by the Commitment Letters at such time as all conditions set forth in Section 7.1 are satisfied (except for those requiring delivery of a certificate evidencing certain matters), (B) maintain the effectiveness of the Commitment Letters (and the term sheets and fee letters related thereto) in accordance with their respective terms, other than such amendments or modifications as would not reasonably be expected to impair the Buyer and the Acquisition Sub’s ability to consummate the transactions contemplated hereby, (C) enter into definitive agreements with respect to the Financing contemplated by the Commitment Letters consistent with the terms and conditions contained therein, and (D) satisfy on a timely basis all conditions precedent to funding in such definitive agreements and in the Commitment Letters (and the term sheets and fee letters related thereto); provided that, notwithstanding the foregoing, the Buyer may terminate, or allow the termination of, the Debt Commitment Letter, if prior thereto or substantially concurrently therewith the Buyer enters into a replacement commitment letter that contains no conditions precedent to funding thereunder beyond (or materially and adversely modified from) those in the Debt Commitment Letter, and provides for financing in an amount that, when taken together with the amount of equity provided under the Equity Commitment Letter, is not less than that provided for in the Financing as of the date of this Agreement. For the avoidance of doubt, occurrence of the Financing and/or the Buyer’s receipt of the proceeds thereof shall not be a condition precedent to the obligations of the Buyer and the Acquisition Sub to effect the Merger.

(b) The Company will use commercially reasonable efforts to assist and cooperate with the Buyer and the Acquisition Sub in connection with their efforts to obtain the proceeds of the Financing, including but not limited to using commercially reasonable efforts to provide information relating to the Company reasonably requested by the financial institution or institutions providing the Financing, using commercially reasonable efforts to make representatives of and advisors to the Company reasonably available in connection with syndication efforts regarding the Financing, and using commercially reasonable efforts to execute and deliver, and cause the Company’s Subsidiaries and its and their officers, to execute and deliver, customary certificates and other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by the Buyer in connection with the Debt Financing; provided, however, that no obligation of the Company or any of the Company’s Subsidiaries under any such certificate, document or instrument will be effective until the Effective Time and none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time.

6.12 FIRPTA Tax Certificates. Prior to the Closing, the Company shall deliver to the Buyer and to the IRS notices that the shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for the Buyer to deliver such notices or certifications to the IRS upon the Closing. If the Buyer does not receive the notices described above on or before the Closing Date in form and substance sufficient to assure the Buyer that it has satisfied its obligations under Treasury Regulation 1.1445-2(c)(3), along with such authorization, the Buyer, the Surviving Corporation or the Paying Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.13 Securities Exchange Act Compliance. The Company will use its commercially reasonable efforts to file all annual and quarterly reports on Forms 10-K and 10-Q and all other reports and filings required by the Securities Exchange Act of 1934 to be filed by it from the date hereof through the Closing Date on a timely basis and to obtain all auditor action and consents required for the timely filing thereof.

6.14 Available Cash. Immediately prior to and at the Effective Time, the Company will have available in the United States excess cash on hand in U.S. dollars in an aggregate amount of not less than $75.0 million.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to the Buyer’s and the Acquisition Sub’s Obligations to Effect the Merger. The obligations of the Buyer and the Acquisition Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the absence or omission of which would reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole, shall have been filed or been obtained or shall have occurred on terms and conditions which would not reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For purposes of this Section 7.1(b), failure to procure the termination of the waiting period under the HSR Act or to obtain UK antitrust approval following compliance with Section 6.5 shall be deemed a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole.

(c) No Proceedings or Injunctions. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the consummation of the Merger that both (i) would reasonably be expected to result in a judgment adverse to the Buyer or the Company and (ii) would reasonably be expected to result in a Company Material Effect or a Buyer Material Adverse Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(f) Material Adverse Effect. There shall have occurred no events or changes since the date of this Agreement that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(g) 34 Act Compliance. The Company shall have filed all annual and quarterly reports on Forms 10-K and 10-Q required to be filed by it as of and at the date of each of the following: (i) the filing of the Proxy Statement; (ii) the mailing of the Proxy Statement to stockholders of the Company; (iii) the Company Stockholders Meeting; and (iv) the Closing Date.

7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the absence or omission of which would reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole, shall have been filed or been obtained or shall have occurred on terms and conditions which would not reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For purposes of this Section 7.2(b), failure to procure the expiration of the waiting period under the HSR Act or to obtain UK antitrust approval shall be deemed a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole.

(c) No Proceedings or Injunctions. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the consummation of the Merger that both (i) would reasonably be expected to result in a judgment adverse to the Buyer or the Company and (ii) would reasonably be expected to result a Company Material Effect or a Buyer Material Adverse Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Representations and Warranties. The representations and warranties of the Buyer and the Acquisitions Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (ii) for changes contemplated by this Agreement), except where the failure to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer and the Acquisition Sub by the chief executive officer or the chief financial officer of the Buyer and the Acquisitions Sub to such effect.

(e) Performance of Obligations. The Buyer and the Acquisition Sub shall have performed in all material respects all covenants, agreements and obligations required to be performed by each of them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer and the Acquisitions Sub by the chief executive officer or the chief financial officer of the Buyer and the Acquisitions Sub to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer and the Company at any time prior to the Effective Time; or

(b) by either the Buyer or the Company if the Effective Time shall not have occurred by the first anniversary of the date of this Agreement (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (or whose Subsidiary’s failure) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date, and provided further, that the passage of such period shall be tolled for up to three months during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger); or

(c) by either the Buyer or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either the Company or the Buyer, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.1(d) shall not be available to it if it has failed to comply in any material respect with its obligations under Sections 6.1 and 6.2;

(e) by the Buyer if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company Board or any committee thereof (x) shall not have rejected any Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) within three Business Days after receipt of a written request from Buyer that it do so if such request is made following the making by any Person of an Acquisition Proposal or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three Business Days after receipt of a written request from Buyer that it do so if such request is made following the public disclosure by any Person of an Acquisition Proposal;

(f) by the Buyer at any time prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.1(d) or 7.1(e) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Acquisition Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.2(d) or 7.2(e) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other parties to this Agreement, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, the Buyer, the Acquisition Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement (including, in the case of the Buyer and the Acquisition Sub, damages based on the consideration payable to the stockholders of the Company as contemplated by this Agreement) or from liability for fraud and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) In the event that:

(i)(A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, and thereafter (B) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) or 8.1(d) and, in the case of a termination pursuant to Section 8.1(d), such Acquisition Proposal shall have been publicly disclosed or announced, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months after the date this Agreement is terminated;

(ii)(A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, and thereafter (B) this Agreement is terminated by Buyer pursuant to Section 8.1(f) and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months after the date this Agreement is terminated; or

(iii) this Agreement is terminated by Buyer pursuant to Section 8.1(e); then in any such event under clause (i) or (ii), or this clause (iii) of this Section 8.3(b), the Company shall pay to Buyer a termination fee of $35.5 million in cash (the “Termination Fee”).

(c) Any payment required to be made pursuant to clause (i) or (ii) or (iii) of Section 8.3(b) shall be made to Buyer promptly upon the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Acquisition Proposal. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer.

(d) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 2%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to the other party all of the other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 8.3 are an integral part of the transactions and that, without these agreements, Buyer would not enter into this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, except as otherwise provided, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. None of the covenants or agreements of the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or Acquisition Sub, to

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Attn: General Counsel

Telecopy: (631) 962-9623

with a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attn: Dennis Barsky, Esq.

Telecopy: (212) 755-7306

(b)	if to the Company, to

Witness Systems, Inc.

300 Colonial Center Parkway

Roswell, Georgia 30076

Attn: Chief Financial officer

Telecopy: (770) 754-1889

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1117 California Avenue

Palo Alto, CA 94304

Attn: Rod J. Howard, Esq.

Telecopy: (650) 858-6100

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Without limiting the generality of the foregoing: (a) the Buyer and the Acquisition Sub acknowledge that the Company has not made and is not making any representation or warranty whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article III, and that neither the Buyer nor the Acquisition Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except those set forth in Article III; and (b) the Company acknowledges that the Buyer and the Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except set forth in Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article IV. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries) this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or of any federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12 Disclosure Schedules. The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge. For purposes of this Agreement, the term “Knowledge” and similar terms when used with respect to the Company mean the actual knowledge after reasonable inquiry of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

9.14 Obligation of the Buyer. The Buyer shall ensure that each of the Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of the Acquisition Sub and the Surviving Corporation under this Agreement, and the Buyer shall be jointly and severally liable with the Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.16 No Punitive Damages. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement acknowledges and agrees that it shall not be entitled to punitive damages as a remedy in any action brought in connection with this Agreement or any of the transactions contemplated thereby.

9.17 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Buyer, Acquisition Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Name:	Dan Bodner
Title:	President and Chief Executive Officer

WHITE ACQUISITION CORPORATION

By:	/s/ Dan Bodner
Name:	Dan Bodner
Title:	President

WITNESS SYSTEMS, INC.

By:	/s/ Nick Discombe
Name:	Nick Discombe
Title:	Chief Executive Officer

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